ENERGY TRANSFER PARTNERS AND REGENCY ENERGY PARTNERS
 TO CONSTRUCT A NEW FRACTIONATION FACILITY AT MONT BELVIEU

Fractionator to Serve as Strategic Complement to the newly acquired LDH NGL assets;
Energy Transfer to connect its Jackson County Plant via an NGL pipeline to Lone Star’s Mont Belvieu Fractionator

DALLAS — May 5, 2011 — Energy Transfer Partners, L.P. (NYSE: ETP) and Regency Energy Partners LP (NASDAQ: RGNC) today announced that Lone Star NGL LLC (“Lone Star”), the joint venture that acquired the midstream assets of Louis Dreyfus Highbridge Energy, will construct a 100,000 barrels per day natural gas liquids (NGL) fractionation facility at Mont Belvieu, Texas.  ETP will utilize a substantial amount of this fractionation capacity to handle NGL barrels it will deliver from its Jackson County, Texas processing plant, which is supported by multiple ten year contracts with producers as a part of ETP’s Eagle Ford Shale projects.  Additionally, Regency expects to provide barrels to this project.

Lone Star expects to have the fractionation facilities completed by the first quarter of 2013 at an estimated cost of between $350 and $375 million.  As part of the project, Lone Star will develop additional storage facilities for y-grade liquids and other components.  The project will also include interconnectivity infrastructure to provide NGL suppliers and NGL markets with significant access to storage, other fractionators, pipelines and multiple markets along the Texas and Louisiana Gulf Coast.

“There is a growing demand for fractionation capacity, storage capacity and interconnectivity at Mont Belvieu and this is the first major step toward becoming an even larger service provider in the Mont Belvieu area,” said Greg Bowles, Senior Vice President of Lone Star. “This project is strategic for our long-term growth plans and demonstrates the types of opportunities we intend to pursue to provide our customers comprehensive services in the liquids energy markets.”

In addition to the Lone Star fractionation project, ETP has advised Lone Star that it is in negotiations with other pipeline operators to secure pipeline capacity that will provide NGL transportation from Jackson County to Mont Belvieu.  In the event ETP determines it is more prudent to build a new pipeline rather than secure pipeline capacity through another pipeline operator, ETP has advised Lone Star that it will construct a 130-mile, 20-inch pipeline from its Jackson County NGL processing facility to Mont Belvieu.  ETP has also advised Lone Star that the NGL pipeline from its Jackson County facility would provide capacity for barrels currently contracted by ETP and would be able to accommodate significantly more barrels from the Eagle Ford Shale or from a potential NGL pipeline from west Texas.   The capacity of the 20-inch pipeline would be approximately 340,000 barrels per day.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70% interest in a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi.  ETP also is one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

Regency Energy Partners LP (NASDAQ: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating, transportation, fractionation and storage of natural gas and natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners and approximately 50.2 million ETP limited partner units; and owns the general partner of Regency Energy Partners and approximately 26.3 million Regency limited partner units.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond managements’ control. An extensive list of factors that can affect future results are discussed in ETP's and RGNC’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. ETP and RGNC undertake no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Energy Transfer Partners L.P. website at www.energytransfer.com or on the Regency Energy Partners LP website at www.regencyenergy.com.

Contacts
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214.599.8785 (office)
214-498-9272 (cell)

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Communications & Public Relations
214-840-5477
ir@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com